EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-248228, 333-266669, 333-274126) on Form S-8 of our reports dated February 20, 2025, with respect to the consolidated financial statements of CSG Systems International, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Omaha, Nebraska

February 20, 2025